Exhibit 10 (c)
Form of Restricted Stock Agreement: Officers Deferred Annual Bonus
THE LAMSON & SESSIONS CO.
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of February ___, 2006 (the “Date of Grant”), by and between The Lamson & Sessions Co., an Ohio corporation (the “Company”), and                     , an employee of the Company (the “Grantee”), pursuant to the Company’s 1998 Incentive Equity Plan, as amended and restated (the “Plan”).
RECITALS
     A. The Grantee has made an election under the Company’s Deferred Compensation Plan for Executive Officers (the “Deferred Plan”) to defer the payout of ___ percent of the Grantee’s short-term incentive compensation payable for the fiscal year ended December 31, 200_. An additional amount of 20% of the deferred income amount will be issued in Restricted Shares under the Plan, pursuant to the terms of this Agreement.
     B. On the Date of Grant, the Governance, Nominating and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company duly authorized the payment to the Grantee of $                     in incentive compensation for the fiscal year ended December 31, 200. The Grantee has deferred $                     of this amount pursuant to the terms of the Deferred Plan.
     C. On the Date of Grant, the Committee duly adopted a resolution authorizing the execution of a restricted stock agreement in the form of this Agreement.
AGREEMENT
     NOW, THEREFORE, subject to the terms and conditions of the Plan and this Agreement, the Company hereby agrees to grant to the Grantee                      Restricted Shares (the “Restricted Shares”), effective as of the Date of Grant and subject to the Plan and the following additional terms, conditions, limitations and restrictions:

ARTICLE I
DEFINITIONS
     Capitalized terms not otherwise defined in this Agreement have the meanings stated in the Plan, unless the context clearly indicates otherwise.
ARTICLE II
CERTAIN TERMS OF RESTRICTED SHARES
     1. Signing of and Compliance With Agreement. Grantee shall not have any right with respect to the Restricted Shares issued pursuant to this Agreement, unless and until Grantee has executed this Agreement and has delivered a fully executed copy hereof to the Company, and has otherwise complied with the applicable terms and conditions of this Agreement.
     2. Stock Certificates. Grantee shall be issued a stock certificate with respect to these Restricted Shares. This certificate shall be registered in the name of Grantee, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE LAMSON & SESSIONS CO. 1998 INCENTIVE EQUITY PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE LAMSON & SESSIONS CO. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF THE LAMSON & SESSIONS CO., CLEVELAND, OHIO AND WILL BE MAILED TO THE REGISTERED OWNER, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR.
     3. Certificates in Company Custody. Stock certificates evidencing Restricted Shares shall be held in custody by the Company until the restrictions thereon shall have lapsed, and as a condition of any Restricted Shares, the Grantee shall have delivered a stock power relating to the Restricted Shares.

     4. Restriction Period. Subject to the provisions of the Plan and this Agreement, during the period from the Date of Grant until February ___, 200_ (the “Restriction Period”), the Grantee shall not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Shares awarded under the Plan, except that the Grantee’s rights with respect to such Restricted Shares may be transferred by will or pursuant to the laws of descent or distribution pursuant to the Deferred Plan.
     5. Acceleration of Restricted Shares. Notwithstanding Section 4 of this Article II, in the event of a Change in Control or the involuntary termination the Grantee’s employment with the Company by reason of the Grantee’s death or disability, the Grantee is immediately entitled to receive the Restricted Shares.
     6. Treatment of Dividends. The Grantee shall have, with respect to the Restricted Shares covered by this Agreement, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends. However, any dividends on such shares shall be automatically deferred and reinvested in additional Restricted Shares subject to the same restrictions as the underlying award (as long as there are sufficient shares available under Section 3 of the Plan).
     7. Forfeiture. Upon termination of the Grantee’s employment with the Company or any Subsidiary during the Restriction Period for any reason other than death, or disability or Change in Control, all shares still subject to restriction shall be forfeited by the Grantee.
     8. Delivery of Shares. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares, unrestricted certificates for such shares shall be delivered to the Grantee.
ARTICLE III
GENERAL PROVISIONS
     1. Compliance with Law. Notwithstanding any other provision of this Agreement, the Company may not issue any of the Restricted Shares if such issuance would result in a violation of law.

     2. Adjustments. The Board may (a) make any adjustments in the number or kind of Restricted Shares or other securities covered by this Agreement that the Committee determines in good faith to be equitably required, or (b) provide alternative consideration to the Grantee in substitution of any or all of the Grantee’s rights under this Agreement, in order to prevent any dilution or expansion of the Grantee’s rights under this Agreement that otherwise would result from any (i) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation of the Company or other distribution of assets, issuance of rights or warrants to purchase securities of the Company or (iii) other transaction or event having an effect similar to any of the foregoing.
     3. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any delivery of Common Shares to the Grantee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. All or any part of such withholding requirements may be satisfied, at the election of the Grantee, by the surrender to the Company of a portion of the Restricted Shares that have become non-forfeitable under this Agreement. Restricted Shares surrendered to satisfy withholding requirements pursuant to this Section 3 of Article III shall be credited against such withholding requirements at the Market Price per Share on the date of such surrender, and the value of such Restricted Shares surrendered shall not exceed the minimum amount of taxes required to be withheld by the Company.
     4. Right to Terminate Employment. No provision of this Agreement limits any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.

     5. Relation to Other Benefits. The Company will not take into account any economic or other benefit to the Grantee under this Agreement or the Plan in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary. The Company will not reduce the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary as a result of any economic or other benefit to the Grantee under this Agreement or the Plan.
     6. Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the Plan amendment (a) is applicable to awards of Restricted Shares and (b) does not adversely affect the rights of the Grantee with respect to the Restricted Shares. In order for a Plan amendment that adversely affects the Restricted Shares to be effective against the Grantee, the Grantee must consent to such Plan amendment.
     7. Severability. If any provision of this Agreement is invalidated for any reason by a court of competent jurisdiction, the invalid provision will be deemed to be separable from the other provisions of this Agreement and the remaining provisions will continue to be valid and fully enforceable.
     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which together constitute one and the same document.
     9. Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Ohio, without giving effect to its principles of conflict of laws.

THE LAMSON & SESSIONS CO.
By:
Chairman of the Board and
Chief Executive Officer

Grantee:

Date: